                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                GTI CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                GTI CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 15, 1997

                            ------------------------

                                     NOTICE
                            ------------------------

To the Stockholders:

     The Annual Meeting of the Stockholders (the "Annual Meeting") of GTI Corporation, a Delaware corporation (the "Company"), will be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California, on Thursday, May 15, 1997, at 10:00 a.m., local time, for the following purposes:

     (1) To elect a Board of Directors of five members;

     (2) To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for 1997;

     (3) To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock from 12,000,000 shares to 12,750,000 shares;

     (4) To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from GTI Corporation to Valor Inc.

     (5) To approve the GTI Corporation 1996 Stock Option Plan II for a Non-Employee Director for 25,000 shares of the Company's Common Stock; and

     (6) To transact any and all other business which may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     A Proxy Statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended December 31, 1996, is enclosed herewith.

     Stockholders of record at the close of business on March 21, 1997, will be entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders at the Company's corporate offices, located at 9715 Business Park Avenue, San Diego, California 92131. Stockholders may examine the list during ordinary business hours during the 10-day period before the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND DESIRE TO HAVE THEIR STOCK VOTED AT THE ANNUAL MEETING ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN THE SAME IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE, IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,


                                          Bruce C. Myers

                                          Secretary

April 9, 1997

San Diego, California

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    1
  Purposes of the Annual Meeting......................................................    1
PROPOSAL ONE
  ELECTION OF DIRECTORS (Item 1 on the Proxy Card)....................................    2
  Nominees for Election as Directors..................................................    2
  Information Regarding Nominees......................................................    2
  Vote Required.......................................................................    3
  Aggregate Stock Ownership of Directors and Officers.................................    3
  Principal Stockholders..............................................................    4
  Board Committees....................................................................    5
  Board and Committee Meeting Attendance..............................................    5
  Compensation Committee Interlocks and Insider Participation.........................    5
  Certain Relationships and Related Transactions......................................    6
COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS.......................    7
  Summary Compensation Table..........................................................    7
  Compensation Committee Report.......................................................    8
  Employment Agreements and Severance and Retirement Arrangements.....................   10
  Stock Options.......................................................................   12
  Directors' Compensation.............................................................   14
  Compliance with Section 16 of the Exchange Act......................................   16
CUMULATIVE TOTAL STOCKHOLDER RETURN...................................................   16
PROPOSAL TWO
  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS   (Item 2 on the Proxy Card).........   17
PROPOSAL THREE
  APPROVAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
  OF THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK FROM 12,000,000 TO 12,750,000
  SHARES   (Item 3 on the Proxy Card).................................................   18
PROPOSAL FOUR
  APPROVAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF
  THE COMPANY FROM GTI CORPORATION TO VALOR INCORPORATED   (Item 4 on the Proxy
  Card)...............................................................................   19
PROPOSAL FIVE
  APPROVAL OF THE GTI CORPORATION 1996 STOCK OPTION PLAN II FOR A NON-EMPLOYEE
  DIRECTOR   (Item 5 on the Proxy Card)...............................................   20
METHODS AND EXPENSES OF SOLICITATION..................................................   21
STOCKHOLDERS' PROPOSALS...............................................................   21

                                GTI CORPORATION
                           9715 BUSINESS PARK AVENUE
                        SAN DIEGO, CALIFORNIA 92131-1642
                                 (619) 537-2500

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 15, 1997

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of GTI Corporation, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of the Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 15, 1997, at 10:00 a.m., local time, at the San Diego Marriott, 4240 La Jolla Village Drive, La Jolla, California, and at any and all adjournments thereof.

     The only business that the management of the Company intends to present, or knows that others will present, at the Annual Meeting is specified in the accompanying notice. If other matters are properly presented at the Annual Meeting; however, such matters will be considered and acted upon, and the persons named in the proxies being solicited will vote such proxies in accordance with their best judgment on such matters.

     This Proxy Statement and the accompanying notice and form of proxy will be mailed to stockholders on or about April 8, 1997.

     Stockholders of record at the close of business on March 21, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, there were outstanding 8,973,475 shares of the Company's Common Stock, par value $0.04 per share (the "Common Stock"), and 8,110 shares of the Company's $35.00 Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Holders of Common Stock are entitled to one vote per share, while holders of Preferred Stock are entitled to 234.314 votes per share. In electing directors of the Company and approving the other proposals presented, holders of Common Stock and holders of Preferred Stock will vote together as a single class. The presence, in person or by proxy, of the holders of shares representing at least 5,436,881 votes at the Annual Meeting shall constitute a quorum.

     All shares represented by properly executed and unrevoked proxies will be voted at the Annual Meeting. Shares represented by proxies marked as abstentions on any matter will not be voted on that matter, although they will be counted for quorum purposes and to determine voting results. Broker's shares held in "street name" and not voted by such broker will be counted for quorum purposes but will not be counted to determine voting results. The proxy accompanying this Proxy Statement may be revoked at any time prior to voting by providing written notice to the Secretary of the Company or by appearance at the Annual Meeting and voting in person.

     There are no dissenters' rights of appraisal with respect to any matter to be acted upon at the Annual Meeting.

                                  INTRODUCTION

PURPOSES OF THE ANNUAL MEETING

     The purposes of the Annual Meeting are to: (1) elect five directors to serve on the Company's Board of Directors (the "Board of Directors") for a term of one year and until their successors are duly elected and qualified; (2) to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for 1997; (3) to approve an amendment to the Company's Certificate of Incorporation to increase the number of the Company's authorized shares of Common Stock from 12,000,000 to 12,750,000 shares; (4) to approve an amendment to the Company's Certificate of Incorporation to change the Company's name from GTI Corporation to Valor Inc.;
(5) to approve the adoption of the GTI Corporation 1996 Stock Option Plan II for a Non-Employee Director for 25,000 shares of the Company's Common Stock; and (6) transact any and all other business which may properly come before the Annual Meeting or any adjournment or adjournments thereof.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

NOMINEES FOR ELECTION AS DIRECTORS

     At the Annual Meeting, five directors are to be elected to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified. The Board of Directors currently consists of five members. The By-laws of the Company provide that the occurrence of a vacancy on the Board of Directors which is not filled by action of the Board of Directors will constitute a determination by the Board of Directors that the number of directors is reduced so as to eliminate such vacancy, unless the Board of Directors specifies otherwise. Accordingly, the Board of Directors will consist of five members upon the election of the five nominees listed below. All five of the nominees are currently serving as directors of the Company. It is intended that all proxies in the enclosed form will be voted for the nominees listed below, unless otherwise directed. If any of the nominees listed below is unable to serve for any reason not presently known, a substitute or substitutes will be nominated by the Company's Board of Directors and the proxies will be voted for such substitute or substitutes. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE FIVE NOMINEES LISTED BELOW.

INFORMATION REGARDING NOMINEES

     The following table sets forth the name, age, principal occupation for the periods indicated, and other directorships of each of the current nominees at the Annual Meeting:

     Timothy M. Curtis, age 54, has been a director since 1994. Since February 1992, Mr. Curtis has been the Chief Executive and a director of Telemetrix PLC, a United Kingdom corporation, which is listed on the London Stock Exchange and is engaged in the manufacture and sale of advance electronics products. From 1991 through 1993, he was a Non-Employee Director of TVS Entertainment, a United Kingdom-based commercial television station, from 1994 to 1996 a Non-Employee Director of Bournemouth and West Hamphsire Water PLC, and from 1994 to 1995 a Non-Executive Director of Dobson Park Industries PLC. He is currently a Non-Executive Director of Pace Micro Technology PLC.

     Edmund B. Fitzgerald, age 71, has been a director since 1993. Mr. Fitzgerald is currently Managing Director of Woodmont Associates of Nashville, Tennessee, a business advisory services firm which he founded in 1990. He is also an Adjunct Professor of Management at the Owen Graduate School of Management of Vanderbilt University in Nashville, Tennessee. From 1985 to 1989, Mr. Fitzgerald was Chairman and Chief Executive Officer of Northern Telecom Limited and from 1989 to 1990, he was Chairman of the Board.

     Albert J. Hugo-Martinez, age 51, has served as President, Chief Executive Officer and a director of the Company since March 1996. From 1988 to 1995, Mr. Hugo-Martinez was President and Chief Executive Officer of Applied Micro Circuits Corp. in San Diego, California. Prior thereto, he held various management positions with TRW, Burr Brown Corporation and Motorola Semiconductor. Mr. Hugo-Martinez is a director of Microchip Corp. and the UCSD Cancer Center.

     Kenneth E. Maud, age 52, has been a director since 1995. Mr. Maud served as a interim President and Chief Executive Officer of the Company from January 1996 to March 1996. Mr. Maud also has served as the Chairman of Peek plc ("Peek"), a multi-national group of companies specializing in advanced electronic traffic management systems and field data systems, since April 1991. From September 1986 to April 1991,

Mr. Maud served as the Chief Executive of Peek. For the past 19 years, Mr. Maud has been directly involved in the development of publicly-owned electronics groups in different parts of the world. Mr. Maud is a director and Chairman of Atlantis Corporation.

     Robert E. Venter, age 36, has been a director since 1993. Mr. Venter has been a senior executive with Allied Electronics Corporation Limited, a South African corporation, ("Allied") since September 1990, most recently serving as Chief Executive of and a director of Power Technologies Limited, a Johannesburg Stock Exchange listed electrical engineering company, and an affiliate of Allied (see Note 1 to "Principal Stockholders"). Previously, he was a Vice President of Corporate Finance of Bear Stearns Co., Inc. from 1988 to 1990. Mr. Venter is also a director of Ventron Corporation, which is listed on the Johannesburg Stock Exchange, as well as a director of Telemetrix PLC.

VOTE REQUIRED

     Directors will be elected by a plurality of the votes represented by the Common Stock and Preferred Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote. Telemetrix PLC, which as of the Record Date beneficially owned 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, collectively, representing approximately 57% of the vote, has indicated its intention to vote for all five of the above nominees.

AGGREGATE STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 1997, by (i) each director of the Company and each of the executive officers of the Company named below in the "Summary Compensation Table" (collectively, the "Named Officers"), and (ii) all directors and executive officers of the Company as a group. One hundred percent (100%) of the Preferred Stock is held by Telemetrix PLC. (See "Principal Stockholders.") The table is based upon information supplied by directors and officers of the Company. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                    AMOUNT AND
                                                    NATURE OF       PERCENT OF        PERCENT OF
               NAME OF BENEFICIAL OWNER             BENEFICIAL      CLASS AS OF      TOTAL VOTING
                 OR IDENTITY OF GROUP               OWNERSHIP      MARCH 1, 1997        POWER
    ----------------------------------------------  ----------     -------------     ------------
    Timothy M. Curtis(3)..........................     10,000(1)          *                 *
    Kirk M. D'Orazio(8)...........................     11,250(4)          *                 *
    Edmund B. Fitzgerald..........................     15,000(5)          *                 *
    Andre R. Horn(10).............................      1,000             *                 *
    Albert J. Hugo-Martinez(9)....................     22,500(4)          *                 *
    Henry N. Huta(11).............................      1,500(6)          *                 *
    Earnest R. Jensen(13).........................     12,875(4)          *                 *
    Aurelio Lucci(12).............................        250(4)          *                 *
    Kenneth E. Maud...............................     60,000(1)(2)       *                 *
    William Stauton(13)...........................          0             *                 *
    Jesse Rifkind(11).............................     10,000(5)          *                 *
    Robert E. Venter(3)...........................     12,000(1)          *                 *
    All directors and executive officers as a
      group (12 persons)(7).......................    156,375(7)        1.7%             1.4%

---------------
  *  Less than 1%.

 (1) Includes 10,000 shares that such director has the right to acquire under the GTI Corporation 1989 Stock Option Plan for Non-Employee Directors, as amended (the "1989 Directors Plan").

 (2) Includes 25,000 shares that such director has the right to acquire under the GTI Corporation 1996 Stock Option Plan for a Non-Employee Director and 25,000 shares such director has the right to acquire, subject to Shareholder approval, under the GTI Corporation 1996 Stock Option Plan II for a Non-Employee Director.

 (3) Messrs. Curtis and Venter are members of the Board of Directors of Telemetrix PLC. Telemetrix PLC beneficially owns 4,294,300 shares of Common Stock and 8,110 shares of Preferred Stock.

 (4) Represents shares that such Named Officer has the right to acquire under stock options exercisable within 60 days of March 1, 1997.

 (5) Includes 10,000 shares that such director has a right to acquire under the GTI Corporation 1985 Stock Option Plan for Non-Employee Directors, as amended (the "1985 Directors Plan").

 (6) Held jointly with his wife in the Henry N. and Sharon L. Huta Trust.

 (7) Includes 146,375 shares that the current directors and officers have the right to acquire under stock options exercisable within 60 days of March 1, 1997.

 (8) Mr. D'Orazio ceased to act as an executive officer of the Company on January 25, 1996, when he was named as the President and Chief Operating Officer of Promptus Communications, Inc.

 (9) Mr. Hugo-Martinez became the President, Chief Executive Officer and a director of the Company on March 13, 1996.

(10) Mr. Horn resigned as a director of the Company on December 11, 1996.

(11) Messrs. Huta and Rifkind did not stand for re-election as directors with the Company in May 1996.

(12) Mr. Lucci resigned as an officer of the Company effective January 12, 1997.

(13) Such individuals are included as a Named Officers; however, they are not officers of the Company, but are officers of Valor Electronics, Inc.

PRINCIPAL STOCKHOLDERS

     To the knowledge of the Company's management, only the following persons owned of record or beneficially more than five percent of the outstanding shares of Common Stock and Preferred Stock as of March 1, 1997:

                                                      AMOUNT AND
          NAME AND ADDRESS OF                         NATURE OF          PERCENT OF      PERCENT OF
          BENEFICIAL OWNER OR                         BENEFICIAL         CLASS AS OF    TOTAL VOTING
           IDENTITY OF GROUP        TITLE OF CLASS    OWNERSHIP         MARCH 1, 1997      POWER
    ------------------------------- ---------------   ----------        -------------   ------------
    Telemetrix PLC................. Common Stock      4,294,300 (1)(2)(4)    47.9%          39.5%
      Knaves Beech Estate           Preferred Stock       8,110 (3)         100.0%          17.5%
                                                                                            ----
      Loudwater, High Wycombe,      Total                                                   57.0%
                                                                                            ====
      Bucks, HP10 9QZ,
      United Kingdom,
    Dimensional Fund Advisors
      Inc. ........................ Common Stock        475,600               5.3%           4.4%
      1299 Ocean Avenue,
      11th Floor
      Santa Monica, CA 90401

---------------
(1) The Company has been advised that 47.1% of the capital stock of Telemetrix PLC is owned by Dr. William P. Venter (a citizen of South Africa), related family trusts and corporations and Allied Electronics Corporation Limited ("Allied"), a publicly held South African corporation of which Dr. Venter owns more than a majority of the outstanding shares of capital stock. Dr. Venter is also a director of Telemetrix PLC as are Messrs. Curtis and R.E. Venter. (See Note 2 of "Aggregate Stock Ownership of Directors and Officers.")

(2) Of these shares, 3,844,300 shares of Common Stock are held by Telemetrix Investments Limited, a wholly owned subsidiary of Telemetrix PLC, and 450,000 shares of Common Stock are held by Telemetrix Overseas Investments BV, another wholly owned subsidiary of Telemetrix PLC.

(3) Each share of Preferred Stock is currently convertible into 234.314 shares of Common Stock and entitled to 234.314 votes. All such shares are held by Telemetrix Investments Limited, a wholly owned subsidiary of Telemetrix PLC.

(4) The above referenced shares exclude a warrant exercisable for 250,000 shares of the Company's Common Stock. The warrant was issued on February 11, 1997 (See "Certain Relationships and Related Party Transactions").

BOARD COMMITTEES

     The Board of Directors has three standing committees: the Audit Committee, the Nominating Committee and the Executive Compensation and Stock Option Committee (the "Compensation Committee").

  Audit Committee

     The members of the Audit Committee are Messrs. Curtis, Fitzgerald (Chairman), and Venter. The Audit Committee primarily oversees and reviews the Company's financial reporting and accounting practices and consults with the Company's independent public accountants with respect thereto. The Audit Committee also recommends to the Board of Directors and the stockholders the retention or replacement of the Company's independent public accountants.

  Nominating Committee

     The current members of the Nominating Committee are Messrs. Venter and Fitzgerald. The functions of the Nominating Committee are to recommend nominees for directors to be elected by the stockholders at their annual meeting and to recommend nominees to fill vacancies on the Board of Directors that may exist from time to time. The Nominating Committee will consider recommendations for nominees that are submitted in writing to the Company by stockholders.

  Compensation Committee

     The current members of the Compensation Committee are Messrs. Maud (Chairman) and Venter. The functions of the Compensation Committee are to review and approve changes in salaries of employees who report directly to the Chief Executive Officer and to review from time to time the compensation structure of the Company. The compensation of the Chief Executive Officer is reviewed by the full Board of Directors.

BOARD AND COMMITTEE MEETING ATTENDANCE

     During 1996, the Board of Directors met six times at five regularly scheduled meetings and one special telephonic meeting. The Audit Committee met three times, the Nominating Committee did not meet, and the Compensation Committee met once. Each incumbent director attended at least 75% of all meetings of the Board of Directors in 1996 and the committees of the Board of Directors on which he served, except Mr. Venter who attended four of the six meetings of the Board of Directors during 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Maud and Venter served on the Compensation Committee during 1996. No member of the Compensation Committee was at any time during the 1996 fiscal year or at any other time an officer or employee of the Company. Messrs. Venter and Curtis serve as directors of Telemetrix PLC. (See Note 2 to the table under "Aggregate Stock Ownership of Directors and Officers."). No other director of the Company served on a compensation committee of a Board of Directors of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1996, Mr. Aurelio Lucci had outstanding indebtedness to the Company in the amount of $120,000, pursuant to the terms of a Note and Security Agreement dated January 6, 1995. Such indebtedness is secured by 80,000 shares of Common Stock of Promptus Communications, Inc. ("Promptus") which are owned by Mr. Lucci. Payments on the outstanding indebtedness shall be made concurrently with the sale by Mr. Lucci to the Company of certain shares of Promptus common stock pursuant to the terms of a certain Management Shares Agreement entered into by the Company and certain minority shareholders of Promptus in January 1995 (the "Management Shares Agreement"), which governs the contingent purchase by the Company of the remaining 28% of the outstanding capital stock of Promptus.


     In March 1997, the Company and Promptus entered into a certain Stock Purchase Agreement (the "Stock Purchase Agreement") whereby Promptus will purchase 100% of the shares of Promptus common stock held by the Company, subject to the closing of the sale of certain assets for approximately $20.0 million which is subject to regulatory approval. Upon the closing of the Stock Purchase Agreement, the Management Shares Agreement will be terminated and all of Mr. Lucci's indebtedness and security to the Company will be assumed by Promptus. The Company anticipates that the sale of certain assets for approximately $20.0 million and the Stock Purchase Agreement transactions to close during the quarterly period ended June 28, 1997.



     In February 1997, the Company and Valor Electronics, Inc. a wholly-owned subsidiary of the Company ("Valor") entered into a certain Note Purchase Agreement (the "Note") and related Common Stock Purchase Warrant Agreement with Telemetrix PLC. According to the terms of the Note, Telemetrix PLC loaned to Valor $2.5 million to be repaid in four equal semi-annual installments commencing in August 1997 plus interest at the prime rate of interest plus 4% (12.5% at March 1, 1997). Additionally, the Company granted to Telemetrix PLC a warrant (the "Warrant") for 150,000 shares of Common Stock at an exercise price of $6.00 per share. The Warrant is exercisable on the date of shareholder approval to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 12 million to 12.75 million shares, and the Warrant expires 30 days after the Note is paid in full. If the Company's interest in Promptus is not sold before April 1, 1997, the number of shares of Common Stock under the Warrant will increase to 250,000 shares. The Company believes that the terms and conditions of such financing transaction were as favorable to the Company as those it would have received from an unrelated third party.


     During 1996, Zetex PLC, a wholly-owned subsidiary of Telemetrix PLC, sold electronic components with an approximate value of $95,000 to Valor Electronics, Inc. and its affiliates. The Company believes that the terms and conditions of such sales transactions were as favorable to the Company as those it would have received from an unrelated third party. (See "Principal Stockholders.")

                      COMPENSATION AND OTHER TRANSACTIONS
                          WITH OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation received by certain of the Named Officers during the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                             ANNUAL COMPENSATION                    -------------
                                             -------------------    OTHER ANNUAL      OPTIONS/        ALL OTHER
             NAME AND                         SALARY      BONUS     COMPENSATION        SARS         COMPENSATION
        PRINCIPAL POSITION           YEAR      ($)         ($)         ($)(2)       (# OF SHARES)       ($)(1)
-----------------------------------  ----    --------    -------    ------------    -------------    ------------
Gary L. Luick(3)...................  1996         -0-        -0-            -0-            -0-             -0-
President and CEO,                   1995    $312,600        -0-     $1,280,975(9)         -0-          $4,620
GTI Corporation                      1994     312,600        -0-         10,215         38,000           4,620
Albert J. Hugo-Martinez............  1996    $234,231    $26,064     $    1,501        200,000          $7,200
President and CEO,                   1995         -0-        -0-            -0-            -0-             -0-
GTI Corporation                      1994         -0-        -0-            -0-            -0-             -0-
Douglas J. Downs(8)................  1996    $160,526    $85,000     $  148,530(10)     45,750(11)      $5,891
Vice President Finance,              1995     156,300        -0-          8,750         25,000           4,620
Chief Financial Officer,             1994     156,300        -0-          8,750         17,000           4,497
Treasurer and Secretary,
  GTI Corporation
Kirk M. D'Orazio(5)................  1996    $120,000        -0-     $    9,500         10,000(11)         -0-
President, Chief Operating Officer,  1995     120,000    $48,000          8,813            -0-          $4,620
Promptus Communications, Inc.        1994         -0-        -0-            -0-          7,500             -0-
Earnest R. Jensen(12)..............  1996    $153,175    $30,000     $    2,897         35,000          $6,602
Vice President of Engineering        1995     125,000        -0-          2,798         12,000             -0-
Valor Electronics, Inc.              1994     117,847     73,259          2,721          7,000             -0-
Aurelio Lucci(6)...................  1996    $149,916        -0-     $    9,500          1,000(11)         -0-
Vice President, GTI Corporation;     1995     140,000    $23,166          8,400          2,000          $2,138
Chief Executive Officer,             1994         -0-        -0-            -0-            -0-             -0-
Promptus Communications, Inc.
William Stauton(12)................  1996    $ 79,327    $84,000            -0-         40,000             -0-
Vice President of Quality            1995         -0-        -0-            -0-            -0-             -0-
Valor Electronics, Inc.              1994         -0-        -0-            -0-            -0-             -0-
R. Bert McClung(7).................  1996    $ 15,000(7)     -0-            -0-            -0-             -0-
Vice President, GTI Corporation;     1995     134,750        -0-     $    8,844            -0-          $4,620
President, Distribution Group        1994     130,250        -0-          2,215            -0-           4,620
Richard C. Barron(4)...............  1996         -0-        -0-            -0-            -0-             -0-
Vice President, GTI Corporation;     1995    $191,568        -0-     $  140,200(4)         -0-          $1,851
President, Valor Electronics, Inc.   1994      46,154        -0-            -0-            -0-             -0-


---------------
 (1) The amounts shown include automobile allowances or reimbursed income taxes owed for the value of automobiles provided by the Company.

 (2) Represents the amount contributed by the Company to the Amended and Restated Cash or Deferred Profit Sharing Plan for Employees of GTI Corporation and its affiliates.

 (3) Mr. Luick's employment with the Company terminated on January 2, 1996.

 (4) Mr. Barron became an officer of the Company on October 12, 1994. The amounts disclosed for 1994 reflect all compensation that he received from the Company since he commenced employment with the Company on October 6, 1994 through December 31, 1994. Mr. Barron's employment with the Company terminated on November 6, 1995. The amounts disclosed as "Other Annual Compensation" for 1995 reflect Mr. Barron's entire severance compensation accrued in 1995. (See "Employment Agreements and Severance and Retirement Arrangements")

 (5) Mr. D'Orazio became an executive officer of the Company on February 15, 1995. The amounts disclosed for 1995 reflect Mr. D'Orazio's entire compensation for 1995. On January 25, 1996, Mr. D'Orazio was appointed as the President and Chief Operating Officer of Promptus and ceased to act as an executive officer of the Company.

 (6) Mr. Lucci became an executive officer of the Company on February 15, 1995. The amounts disclosed for 1995 reflect Mr. Lucci's entire compensation for 1995. Mr. Lucci resigned as an officer of the Company on January 12, 1997.

 (7) Mr. McClung's employment with the Company terminated on February 16, 1996. The amounts disclosed reflect Mr. McClung's entire compensation for 1996.

 (8) Mr. Down's employment with the Company terminated on November 18, 1996.

 (9) The amount of "Other Annual Compensation" for Mr. Luick in 1995 represents amounts accrued in 1995 but to be received by Mr. Luick during 1996 and 1997. These amounts are $468,900 in severance payments and $921,059 in a lump sum payment in connection with his rights under the GTI Corporation Key Executive Long Term Incentive Plan. These amounts include certain amounts due to Mr. Luick in 1996 and 1997 as described below in "Employment Agreements and Severance and Retirement Arrangements."

(10) The amount of "Other Annual Compensation" for Mr. Downs in 1996 represents amounts accrued in 1996 but to be received by Mr. Downs during 1996 and 1997. These amounts are $57,623 in severance payments and $98,650 in a lump sum payment in connection with his rights under the GTI Corporation Key Executive Long Term Incentive Plan. These amounts include certain amounts due to Mr. Downs in 1997 as described below in "Employment Agreements and Severance and Retirement Arrangements".

(11) These shares were granted in connection with options that were subject to grants of repriced stock options in May 1996 (See "Stock Options -- Stock Incentive Plan" for additional disclosure regarding the repriced stock option grants.)

(12) Such individual is included as a Named Officer; however, they are not officers of the Company, but are officers of Valor Electronics, Inc. (a wholly-owned subsidiary of the Company).

COMPENSATION COMMITTEE REPORT

     The Compensation Committee determines the specific forms and levels of compensation for executive officers of the Company and administers the Company's stock incentive and option plans.

     The following is the Compensation Committee's report to the stockholders with respect to the Company's executive compensation policies and with respect to the compensation of the Chief Executive Officer for 1996. In accordance with the rules of the Securities and Exchange Commission (the "Commission"), this report shall not be incorporated by reference into any of the Company's registration statements, reports or filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                        GTI CORPORATION (THE "COMPANY")

                       1996 COMPENSATION COMMITTEE REPORT

     The Company's compensation policies are strongly oriented toward incentives designed to encourage the Chief Executive Officer and other executive officers to maximize the potential of the Company and ultimately enhance stockholder value. Specific corporate-performance objectives are established reflecting the Company's belief that the contribution of the Chief Executive Officer and the other executive officers to stockholder value is derived from maximizing operating performance and earnings on an overall company level and, if applicable, an individual segment or operating unit level. The Compensation Committee, while desiring to provide compensation to the Company's executive officers at competitive levels in order to retain and attract qualified executive officers, believes that achieving planned operating-profit objectives is critical to the Company's success. In reviewing the compensation structure for the Chief Executive Officer and the other executive officers of the Company, the Compensation Committee has utilized the services of outside independent compensation consultants.

     The compensation of the Chief Executive Officer and other executive officers of the Company in 1996 principally consisted of three elements: base salary, a cash-bonus plan, and stock options. The base salary component represents the basic rate of pay provided to an executive officer for carrying out the overall responsibilities of the job. The base salary is determined using comparisons with other companies of similar size revenues, market dynamics, and organizational complexity. Additional determinants weighed in the consideration of base salary for the Chief Executive Officer and other executive officers include employment agreements, scope of responsibilities, experience, and other factors as may be deemed appropriate. For 1996, Mr. Hugo-Martinez's base salary was $300,000.

     The Company has a cash-bonus incentive plan in which the Chief Executive Officer participates. At the beginning of each year, performance goals are established for the purposes of determining annual bonuses, with the principal emphasis being the achievement of planned operating-profit objectives and certain financial objectives. In calculating the Chief Executive Officer's bonus, substantial weight is given to earnings per share goals for the Company's Common Stock. Under this plan, no bonus based on the categories of operating-profit or on financial objectives is awarded unless at least 100% of the operating-profit objective is achieved. If these established goals are met, the Chief Executive Officer could receive target bonuses up to 50% of his base salary. If performance goals are exceeded, the Chief Executive Officer could be entitled to receive additional bonus amounts, subject to a maximum bonus of 75% of the target bonus. The Chief Executive Officer did not receive a cash bonus during 1996 in connection with the above cashbonus incentive plan. There was no cash bonus incentive plan in place for the other officers of the Company or key employees during 1996.

     The GTI Corporation Stock Incentive Plan (1989), as amended (the "Stock Incentive Plan"), was the only stock option plan of the Company during which the Chief Executive Officer and the other executive officers could participate in 1996. (See "Compensation and Other Transactions with Officers and Directors -- Stock Options.") The Compensation Committee believes that the Stock Incentive Plan helps recruit, retain, and motivate executive personnel. Moreover, the Compensation Committee views stock options and stock ownership by the Chief Executive Officer and other executive officers as an important component of performance-based compensation, as the value of stock options directly relates to the price of the Company's Common Stock and provides the Chief Executive Officer and other executive officers with an incentive to enhance stockholder value. Stock options are granted on a periodic basis, with interim rewards being made in the case of new employees, promotions, or a significant increase in job responsibilities. The number of shares granted under stock options to participants in the Stock Incentive Plan (including the Chief Executive Officer and the other executive officers) is calculated using a formula based on the base salary of the participant, which in turn depends on the factors enumerated above, including comparisons to other companies, scope of responsibilities and experience. To determine the number of shares to be granted under options, a range of dollar values is assigned to each level in the organization, which equates to a multiple of the individual's base salary that is then divided by the average price of the Company's Common Stock for the 12 months preceding the date of grant. Such formula was used in determining the stock options granted in 1996 as shown on the table entitled "Options/SAR Grants in Last Fiscal Year." The Chief Executive Officer was granted stock options for an aggregate of 200,000 shares of the Company's Common Stock in 1996. (See "Compensation and Other Transactions with Officers and Directors -- Stock Options.") Options granted in 1996 vest over a period of four years from the date of grant, at the rate of 25% per year, in order to provide incentives for the executive officer to perform over the long term and enhance stockholder value, except for 20,000 of 100,000 shares granted to Mr. Hugo-Martinez which vested upon his employment with the Company.

     As and to the extent compensation of the Chief Executive Officer and other executive officers increase, the Company intends to comply with Rule 162(m) of the Internal Revenue Code and the regulations promulgated thereunder to fully preserve the Company's compensation deduction.

     The Compensation Committee will continue to review and evaluate the Company's executive compensation structure at least annually. When appropriate, the Compensation Committee will also continue to consult with independent compensation consultants, law firms and accounting firms with respect to its executive-compensation structure and its effectiveness in attaining the objectives set by the Committee.

                                          Compensation Committee

                                          By:     Kenneth E. Maud
                                              Robert E. Venter

EMPLOYMENT AGREEMENTS AND SEVERANCE AND RETIREMENT ARRANGEMENTS

     Gary L. Luick. In April 1989, the Company and Mr. Luick entered into an employment agreement (the "Luick Employment Agreement"), which provided for, among other things, an annual base salary and a bonus arrangement based upon achievement of certain goals of the Company. Mr. Luick's base salary was $312,600 for 1995 (unchanged from 1994) consistent with the factors set forth in the 1995 Compensation Committee Report. Pursuant to the Luick Employment Agreement, Mr. Luick was granted nonstatutory stock options under the Company's 1980 Employees Stock Option Plan to purchase an aggregate of 50,000 shares of Common Stock at $3.50 per share (all of which have been exercised as of March 1, 1996), and nonstatutory stock options under the Company's 1982 Employees Stock Option Plan to purchase an aggregate of 50,000 shares of Common Stock at $3.50 per share (all of which have been exercised as of March 1, 1996). All of the above options are fully vested at this time. The Luick Employment Agreement further provided that, upon termination of Mr. Luick's employment for any reason other than a change of control after more than five years of employment, Mr. Luick would be entitled to severance pay equal to his annual base salary at the time of termination.

     In March 1995, the Company and Mr. Luick entered into an amendment to the Luick Employment Agreement (the "Luick Amendment"), which provided that, under certain conditions, Mr. Luick would be entitled to receive on a monthly basis certain payments and benefits for a period of 18 months from the date of termination of his employment with the Company (the "Termination Date"), including payment of his annual base salary as of the date of the Luick Amendment ($312,600), adjusted for Federal and state tax withholdings, and certain medical and insurance benefits. In addition, under the Luick Amendment, Mr. Luick was granted the right to receive certain out-placement services and continued vesting on a pro-rata basis in the Executive Plan (described below) until the Termination Date.

     Mr. Luick's employment with the Company terminated on January 2, 1996. By virtue of this termination, Mr. Luick became entitled to receive (i) the above referenced benefits under the Luick Amendment and (ii) certain benefits under the Executive Plan as described below under "Employment Agreements and Severance and Retirement Arrangements -- Executive Plan."

     Richard C. Barron. Effective November 6, 1995, Mr. Barron, the Company and Valor, entered into a separation agreement, pursuant to which Mr. Barron's employment as President and Chief Executive Officer of Valor and as Vice President of the Company terminated. Such separation agreement provides that, among other things, Mr. Barron is entitled to receive (i) payments in the aggregate amount of $153,840 payable in equal installments from November 1995 though and including August 1996, and (ii) certain placement services with a value of up to $12,000 (or the cash equivalent).

     Douglas J. Downs. Pursuant to an agreement entered into in January 11, 1996, Mr. Downs is entitled to receive a payment equal to six months of his base salary ($85,000) if Mr. Downs remains in the employ of the Company through June 30, 1996. Mr. Downs remained in the employ of the Company through June 30, 1996 and received the above mentioned amount.

     Effective November 18, 1996, Mr. Downs and the Company entered into a separation agreement, pursuant to which Mr. Downs' employment as Vice President and Chief Financial Officer of the Company terminated. Such separation agreement provides that, among other things, Mr. Downs is entitled to receive (i) payments in the aggregate amount of $43,590 payable in equal installments from November 1996 though and including February 1997, (ii) certain benefits under the Executive Plan as described below under "Employment Agreements and Severance and Retirement Arrangements -- Executive Plan", and (iii) certain placement services with a value of up to $10,000.

     Albert J. Hugo-Martinez. In March 1996, the Company and Mr. Hugo-Martinez entered into an at-will employment agreement, pursuant to which Mr. Hugo-Martinez became the President and Chief Executive Officer of the Company on March 13, 1996. Such employment agreement provides that Mr. Hugo-Martinez will receive a hiring bonus of $15,000 (net of taxes) and an annual base salary of $300,000. In addition, Mr. Hugo-Martinez is entitled to receive bonus compensation consisting of 50% of his base salary (pro-rated for 1996) if the specified annual bonus target is achieved and up to a maximum of 75% of his base salary if the bonus target is exceeded by 20%. Mr. Hugo-Martinez was also granted options under the Stock Incentive Plan to purchase 100,000 shares of Common Stock at the fair market value of $8.75 per share on March 13, 1996 (See "Stock Options -- Stock Incentive Plan."). Twenty percent of such options vested upon the commencement of his employment. The remaining options will vest 20% per year on the four respective anniversaries of the date of grant. Mr. Hugo-Martinez is also entitled to receive certain fringe benefits including a monthly automobile allowance in the amount of $800. In the event that his employment is terminated for reasons other than gross misconduct, death or disability, Mr. Hugo-Martinez is eligible to receive severance payments in an aggregate amount equal to 12 months of his annual base salary which will be paid over a 12-month period.

     Kirk M. D'Orazio. In December 1996, the Company and Mr. D'Orazio entered into a cash incentive compensation arrangement whereby Mr. D'Orazio will receive cash compensation in the event that the Company sells Promptus, in order to incent Mr. D'Orazio to increase the Company's shareholder value and maximize the Company's financial liquidity from the Promptus proceeds. The Company intends to pay Mr. D'Orazio $250,000, if Promptus is sold under the terms currently contemplated. In March 1997, the Company's Board of Directors approved this cash incentive compensation arrangement.

  Executive Plan

     Effective January 1, 1994, the Company implemented the GTI Corporation Key Executive Long Term Incentive Plan (the "Executive Plan"), pursuant to which no executive officer is presently entitled to receive a deferred compensation award funded by life insurance policies assigned to a rabbi trust. There are no executive officers of the Company currently participating in the Executive Plan. The Executive Plan benefits generally vest in accordance with the following schedule: years 1 to 4 -- 10% per year; and years 5 through 7 -- 20% per year. Funding of the Executive Plan occurs through policies purchased on the life of the participant, which are assigned to a rabbi trust, the trustee of which is Union Bank.

     If the participant dies prior to normal retirement age, whether or not employed at death, his beneficiary will be paid one lump sum equal to the death benefits under the policy in the trust purchased on behalf of the participant less the amount of premiums paid for such policy. In addition, the Company will pay to the participant's beneficiary the full value of any tax savings that the Company receives as a result of the payment. If the participant dies after normal retirement, the participant's beneficiary will receive the lump sum actuarial equivalent of his remaining retirement payments under the Executive Plan. Upon termination by the Company except for "cause," the participant is entitled to receive payment of a termination benefit under the Executive Plan and the Company will pay the participant an amount sufficient to pay any taxes incurred by the participant resulting from his receipt of such termination benefit. If the participant's employment is terminated for "cause," all benefits under the Executive Plan will be forfeited; and the trustee will distribute all trust assets attributable to the terminated participant to the Company, unless instructed to hold the assets for the benefit of the Company.

     Mr. Gary L. Luick, the former Chief Executive Officer of the Company whose employment with the Company terminated on January 2, 1996, was a participant under the Executive Plan. Pursuant to the Executive Plan and in connection with such termination of employment, Mr. Luick received on February 28, 1996 a lump sum payment in the amount of $921,059. Mr. Luick continues to be entitled to certain death benefits under the Executive Plan for the 18 months following the date on which his employment with the Company terminated.

     Mr. Douglas J. Downs, the former Chief Financial Officer of the Company whose employment with the Company terminated on November 18, 1996, was a participant under the Executive Plan. Pursuant to the Executive Plan and in connection with such termination of employment, Mr. Downs received on December 13, 1996, a lump sum payment in the amount of $98,650. Mr. Downs no longer retains any future benefits under the Executive Plan.The Company intends to terminate the Executive Plan in 1997.

     Aurelio Lucci. Effective January 1, 1993, Promptus adopted a Supplemental Executive Retirement and Severance Plan (the "Promptus SERP"), for the purpose of providing supplemental retirement benefits to Mr. Lucci in consideration for his performance as a key executive of Promptus. The Promptus SERP provides that Mr. Lucci will be entitled to an annual benefit equal to 70% of his "final average annual compensation" (i.e., the average of Mr. Lucci's annual compensation for the three years during which such compensation was highest over the five consecutive year period ending upon the earlier to occur of Mr. Lucci's retirement or death). The meaning of "retirement" under the Promptus SERP includes (i) the termination of employment (whether voluntary or involuntary) on or after the attainment of age 64 or (ii) the termination of employment prior to age 64 on account of (x) involuntary termination or (y) voluntary termination for "good cause" (i.e., the occurrence of certain circumstances after a "change in control" as set forth in the Promptus SERP). Payments under the Promptus SERP will be made on a monthly basis for ten years (120 payments) upon retirement or death. The obligations of Promptus under the Promptus SERP are secured at all times pursuant to a rabbi trust to be established and maintained by Promptus.

     Pursuant to the Promptus SERP and in connection with the Company and Promptus entering into a certain Stock Purchase Agreement whereby Promptus will purchase 100% of the shares of Promptus common shares held by the Company, upon the closing to the above transaction, Mr. Lucci will receive approximately $800,000 as a lump sum payment. Thereafter, Mr. Lucci will no longer retain any future benefits under the Promptus SERP.

STOCK OPTIONS

     The Company has one stock option plans for its officers and other management employees: the GTI Corporation Stock Incentive Plan (1989), as amended (the "Stock Incentive Plan"). The Company also has three stock option plans for non-employee directors. (See "Compensation and Other Transactions with Officers and Directors -- Directors Compensation.")

  Stock Incentive Plan

     The Stock Incentive Plan currently provides that a maximum of 1,200,000 shares of Common Stock from the Company's authorized but unissued shares of Common Stock or from shares acquired by the Company, including shares purchased in the open market, are available for issuance by the Company in connection with awards of stock options, reload options, stock appreciation rights, performance shares and shares of restricted stock, subject to adjustment. Whenever an award under the Stock Incentive Plan is terminated or forfeited for any reason, the shares of Common Stock covered by such award will again become available for award under the Stock Incentive Plan. Also, whenever the exercise price of a stock option is paid for, in whole or in part, with shares of Common Stock, the number of shares available for award will only be decreased by the excess of the number of shares issued to the participant over the number of shares the participant surrendered. Shares may be awarded to any key employee of the Company or any subsidiary of the Company who, in the opinion of the committee administering the Stock Incentive Plan (currently the Compensation Committee), has the capacity to contribute in a substantial measure to the successful performance of the Company. The Stock Incentive Plan became effective on December 13, 1989, and no awards may be granted under the Stock Incentive Plan after December 13, 1999.

     In May 1996, the Board of Directors offered the right to existing stock option holders (at the holders' sole option) to cancel their then outstanding stock option grants in exchange for a replacement grant for one-half of the number of shares underlying the original stock option grants at the then market value of $7.938 per share. All of the terms of the replacement grant remain unchanged from the original stock option grants, including the vesting provisions, except that the employee must remain in the employ of the Company until

May 14, 1997 and the replacement grant may not be exercised before such date in order to enjoy the benefits of the replacement grant. If the repriced stock option grant is exercised within the first year, the number of shares issuable and price revert back to the original stock option grant.

     Approximately 112 persons are currently eligible to participate in the Stock Incentive Plan. As of March 1, 1997, awards covering 726,250 and 248,050 shares were outstanding and available, respectively, for grant under the Stock Incentive Plan.

     The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 1996, to each of the Named Officers, all current executive officers as a group, and all employees, including all current officers who are not executive officers, as a group:

                  OPTIONS/SAR GRANTS IN LAST FISCAL YEAR(1)(2)

                                                                                    POTENTIAL REALIZABLE
                               INDIVIDUAL GRANTS                                      VALUE AT ASSUMED
--------------------------------------------------------------------------------      ANNUAL RATES OF
                                          % OF TOTAL                                    STOCK PRICE
                          OPTIONS/SARS   OPTIONS/SARS                                   APPRECIATION
                            GRANTED       GRANTED TO    EXERCISE OR                   FOR OPTION TERM
                             (# OF       EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
          NAME              SHARES)      FISCAL YEAR      ($/SH)         DATE       5%($)        10%($)
------------------------  ------------   ------------   -----------   ----------   --------    ----------
Albert J.
  Hugo-Martinez.........     100,000(2)      13.58%       $  8.75        3/13/06   $550,000    $1,395,000
                             100,000         13.58           5.25       12/11/06    330,000       837,000
Douglas J.
  Downs(5)(6)...........      45,750          6.21          7.938        5/14/96    228,000       579,000
Kirk M.
  D'Orazio(4)(6)........      10,000          1.36          7.938        5/14/06     50,000       127,000
Earnest R. Jensen(8)....      20,000          2.72          7.938        5/14/06    100,000       253,000
                              15,000          2.04           5.25       12/11/06     50,000       126,000
Aurelio Lucci(6)(7).....       1,000          0.14          7.938        5/14/06      5,000        13,000
William Stauton(8)......      25,000          3.40          7.938        5/14/06    125,000       316,000
                              15,000          2.04           5.25       12/11/06     50,000       126,000
All current executive...     100,000         13.58           8.75        3/13/06      --   (3)     --    (3)
  officers as a group        100,000         13.58           5.75       12/11/06      --   (3)     --    (3)
All employees,
  including.............     100,000         13.58           8.75        3/13/06      --   (3)     --    (3)
  all current officers       299,500         40.67          7.938        5/14/06      --   (3)     --    (3)
  who are not executive        9,000          1.22          6.375        7/16/06      --   (3)     --    (3)
  officers, as a group        10,000          1.36          6.375        7/19/06      --   (3)     --    (3)
                               5,000          0.68          6.625        7/22/06      --   (3)     --    (3)
                               5,000          0.68          6.125        8/01/06      --   (3)     --    (3)
                               5,000          0.68           5.75        8/26/06      --   (3)     --    (3)
                              20,000          2.72          5.625        9/17/06      --   (3)     --    (3)
                               5,000          0.68          6.875       10/14/06      --   (3)     --    (3)
                             278,000         37.73           5.25       12/11/06      --   (3)     --    (3)

---------------
(1) The stock options granted during the fiscal year ended December 31, 1996 (all of which were nonstatutory stock options) were granted under the Stock Incentive Plan and become exercisable in whole or in part, from time to time, with respect to the shares underlying the stock options as follows (and except as noted in (2) below): during year one, 0%; during year two, 25%; during year three, 50%; during year four, 75%; and during year five and until expiration, 100%. The stock options were granted for a term of 10 years, subject to earlier termination in certain events as provided in the Stock Incentive Plan. No Stock appreciation rights were granted during 1996.

(2) Stock option issued to Mr. Hugo-Martinez in connection with his employment agreement dated March 13, 1996 vest as follows: 20% upon commencement of employment, 20% an the conclusion of year one, 20% at the conclusion of year two, 20% at the conclusion of year three, and 20% at the conclusion of year four.

(3) Such disclosure is not required.

(4) On January 25, 1996, Mr. D'Orazio was appointed as the President and Chief Operating Officer of Promptus and ceased to act as an executive of the Company.

(5) Mr. Down's employment with the Company terminated on November 18, 1996.

(6) These shares were granted in connection with options that were subject to grants of repriced stock options in May 1996 (See "Stock Options -- Stock Incentive Plan" for additional disclosure regarding the repriced stock option grants).

(7) Mr. Lucci resigned as an officer of the Company on January 12, 1997.

(8) Such individuals are included as Named Officers; however, they are not officers of the Company, but are officers of Valor.

     The following table sets forth information concerning stock options exercised during the fiscal year ended December 31, 1996 by each of the Named Officers, the aggregate number of options held by each Named Officer and the value realized from exercised options and inherent in unexercised options at December 31, 1996:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR VALUE

                                                                         NUMBER OF
                                                                         SECURITIES
                                                                         UNDERLYING
                                                                        UNEXERCISED          VALUE OF
                                                                        OPTIONS/SARS       UNEXERCISED
                                                                             AT            IN-THE-MONEY
                                                                           FY-END        OPTIONS/SARS AT
                                                                       (# OF SHARES)        FY-END ($)
                                    SHARES ACQUIRED                    --------------    ----------------
                                      ON EXERCISE          VALUE        EXERCISABLE/       EXERCISABLE/
               NAME                  (# OF SHARES)      REALIZED($)    UNEXERCISABLE      UNEXERCISABLE
----------------------------------  ----------------    -----------    --------------    ----------------
Albert J. Hugo-Martinez...........      -0-                -0-         20,000/180,000        -0-/-0-
Douglas J. Downs(1)...............      -0-                -0-           43,750/-0-          -0-/-0-
Kirk M. D'Orazio(2)...............      -0-                -0-          11,275/6,250         -0-/-0-
Earnest R. Jensen(4)..............      -0-                -0-         12,875/22,125         -0-/-0-
Aurelio Lucci(3)..................      -0-                -0-            250/750            -0-/-0-
William Stauton(4)................      -0-                -0-           -0-/35,000          -0-/-0-

---------------

(1) Mr. Down's employment with the Company terminated on November 18, 1996. Exercisable stock options previously granted to Mr. Downs terminated on February 16, 1997.

(2) Mr. D'Orazio was appointed President and Chief Operating Officer of Promptus on January 25, 1996. In connection with this appointment Mr. D'Orazio ceased to act as an officer of the Company.

(3) Mr. Lucci resigned as an officer of the Company effective January 12, 1997.

(4) Such individuals are included as Named Officers; however, they are not officers of the Company, but are officers of Valor.

DIRECTORS' COMPENSATION

  Director Remuneration

     Each director of the Company, except Mr. Maud and Mr. Hugo-Martinez, is paid an annual retainer of $18,000, plus $600 for each time that he attends a meeting of the Board of Directors. Each member of the Audit Committee and the Compensation Committee is paid $500 for each time that he attends a meeting of each such committee. Mr. Maud is paid an annual stipend of $50,000, payable quarterly, for his service as Chairman of the Board of Directors.

  Non-Employee Director Stock Options

     The GTI Corporation 1985 Stock Option Plan for Non-Employee Directors, as amended (the "1985 Directors Plan"), provides for the automatic grant of nonstatutory stock options covering an aggregate of 100,000 shares of Common Stock to members of the Board of Directors who have been elected by the Company's stockholders and who are not full-time employees of the Company or any of its subsidiaries, subject to the limitation that no eligible director may be granted nonstatutory stock options for more than 10,000 shares. The 1985 Directors Plan provides that the exercise price of each nonstatutory stock option must not be less than the fair-market value of the Common Stock on the date of grant. As of March 1, 1996, stock options covering 20,000 shares of Common Stock are outstanding under the 1985 Directors Plan. No additional stock options can be granted under the 1985 Directors Plan as of December 13, 1995.

     The GTI Corporation 1989 Stock Option Plan for Non-Employee Directors, as amended (the "1989 Directors Plan"), provides for the automatic grant of nonstatutory stock options with respect to 10,000 shares of Common Stock to directors of the Company who first become directors after the effective date of the 1989 Directors Plan (December 13, 1989), who are not otherwise full-time employees of the Company or any subsidiary of the Company for any part of the preceding fiscal year and who never received stock options under the 1985 Directors Plan. A maximum of 100,000 shares of Common Stock of the Company's authorized but unissued shares of Common Stock or treasury stock are available for issuance under the 1989 Directors Plan, subject to adjustment. Mr. Maud received a grant of 10,000 shares upon appointment as director in May 1995. As of March 1, 1997, stock options covering 10,000 shares have been exercised, 60,000 shares were available for future grant, and stock option covering 30,000 shares were outstanding under the 1989 Directors Plan. No stock options under the 1989 Directors Plan may be granted on or after December 13, 1999.

     The GTI Corporation 1996 Stock Option Plan for a Non-Employee Director (the "1996 Plan") provides for the grant of nonstatutory stock options covering a member of the Board of Directors who has been elected by the Company's stockholders and who is not a full-time employee of the Company or any of its subsidiaries, subject to the limitation that no eligible director may be granted nonstatutory stock options for more than 25,000 shares. The 1996 Plan provides that the exercise price of each nonstatutory stock option must not be less than the fair-market value of the Common Stock on the date of grant. Further, the options are exercisable immediately and have a 10 year term. Mr. Maud received a grant of 25,000 shares under the 1996 Plan in May 1996. As of March 1, 1997, there were stock options for 25,000 shares outstanding under the 1996 Plan and there were no additional shares under the 1996 Plan available for future grant.

     The GTI Corporation 1996 Stock Option Plan II for a Non-Employee Director (the "1996 Plan II") provides for the grant of nonstatutory stock options covering a member of the Board of Directors who has been elected by the Company's stockholders and who is not a full-time employee of the Company or any of its subsidiaries, subject to the limitation that no eligible director may be granted nonstatutory stock options for more than 25,000 shares. The 1996 Plan provides that the exercise price of each nonstatutory stock option must not be less than the fair-market value of the Common Stock on the date of grant. Further, the options are exercisable immediately and have a 10 year term. Mr. Maud received a grant of 25,000 shares under the 1996 Plan II in December 1996. As of March 1, 1997, there were stock options outstanding under the 1996 Plan II for 25,000 shares and there were no additional shares under the 1996 Plan II available for future grant.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the Nasdaq National Market System. Officers, directors, and holders of more than 10% of the Common Stock are required by regulations promulgated by the Commission under the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file. The Secretary of the Company will assist beneficial owners of more than 10% of the Common Stock in complying with the reporting requirements of Section 16(a) of the Exchange Act.

     Based solely on its review of the copies of such forms received by it, the Company believes that, since January 1, 1996, its directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) reporting requirements, except for one Form 4 transaction of which the Company is aware that was filed late by Mr. McClung.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the Nasdaq Electronic Components Index (measured in accordance with the rules of the Commission), for the period of five calendar years commencing January 1, 1992 and ending December 31, 1996. In accordance with the rules of the Commission, this presentation shall not be incorporated by reference into any of the Company's registration statements, reports, or filings under the Securities Act or the Exchange Act.

                                GTI CORPORATION

          COMPARISON OF FIVE YEAR CUMULATIVE SHAREHOLDER TOTAL RETURN*
                 AMONG GTI CORPORATION, THE RUSSELL 2000 INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

        MEASUREMENT PERIOD                                                   NASDAQ ELECTRONIC
      (FISCAL YEAR COVERED)           GTI CORPORATION      RUSSELL 2000         COMPONENTS
1/1/92                                     100                 100                 100
12/31/92                                   263                 119                 156
12/31/93                                   270                 141                 215
12/31/94                                   163                 139                 237
12/31/95                                   173                 178                 393
12/31/96                                    48                 207                 679

                                  PROPOSAL TWO

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                           (ITEM 2 ON THE PROXY CARD)

     Arthur Andersen LLP served as the Company's independent public accountants in 1995 and 1996 and, upon recommendation of the Audit Committee, has been selected by the Board of Directors to serve in the same capacity for 1997, subject to the ratification of such selection at the Annual Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the appointment of the independent public accountants will be reconsidered by the Board of Directors. Representatives of Arthur Andersen LLP will be present at the Annual Meeting, may make a statement at the Annual Meeting if they so desire, and will be available to respond to appropriate questions at the Annual Meeting.

     Ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for 1997 requires the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote thereon. Telemetrix PLC, which as of the Record Date beneficially owned 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, collectively, representing approximately 57% of the voting securities, has indicated its intention to ratify such selection.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 PROPOSAL THREE

        APPROVAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO
           INCREASE THE NUMBER OF THE COMPANY'S AUTHORIZED SHARES OF
               COMMON STOCK FROM 12,000,000 TO 12,750,000 SHARES
                           (ITEM 3 ON THE PROXY CARD)

     The Company's stockholders are being asked to approve an amendment to the Company's Certificate of Incorporation (the "Amendment") to increase the number of the Company's authorized shares of common stock from 12,000,000 to 12,750,000 shares. The Board of Directors approved the Amendment, subject to stockholder approval. The increase in the number of authorized shares of Common Stock is necessary in order to ensure the required number of shares of Common Stock are available for issuance pursuant to (i) a certain Common Stock Warrant Agreement (the "Warrant") issued to Telemetrix PLC in February 1997 for up to 250,000 shares of Common Stock (See "Certain Relationships and Related Transactions") and (ii) the GTI Corporation 1996 Stock Option Plan II for a Non-Employee Director covering 25,000 shares of Common Stock. At March 1, 1997, of the 12,000,000 shares of Common Stock authorized for issuance, 8,973,475 shares were outstanding, 1,900,287 shares were reserved for the conversion of the cumulative convertible Preferred Stock, and 1,174,300 shares of Common Stock were reserved for issuance under certain stock option plans of the Company. Further, the Board of Directors believes that the availability of additional authorized but unreserved shares of Common Stock will provide the Company with flexibility in future financial arrangements (of which none are currently being assessed).

     Upon the approval of the Amendment, Article Fourth of the Company's Certificate of Incorporation will be revised as follows:

          "FOURTH: The total number of shares that the corporation shall have authority to issue is:

             Twelve million seven hundred and fifty thousand (12,750,000) shares of Common Stock, par value Four Cents($0.04) per share; and

             One million (1,000,000) shares of Preferred Stock, par value One Dollar ($1.00) per share,

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filling a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations and powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof."

     Approval to amend the Company's Certificate of Incorporation to increase the number of the Company's authorized shares of Common Stock from 12,000,000 to 12,750,000 shares requires the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote thereon. Telemetrix PLC, which as of the Record Date beneficially owned 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, collectively, representing approximately 57% of the voting securities, has indicated its intention to approve the amendment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK FROM 12,000,000 TO 12,750,000 SHARES.

                                 PROPOSAL FOUR

APPROVAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME
                     OF THE COMPANY FROM GTI CORPORATION TO

                                   VALOR INC.

                           (ITEM 4 ON THE PROXY CARD)

     The Company's stockholders are being asked to approve an amendment to the Company's Certificate of Incorporation (the "Name Change Amendment") to change the name of the Company from GTI Corporation to Valor Inc. The Board of Directors approved the Name Change Amendment, subject to stockholder approval. The name change of the Company from GTI Corporation to Valor Inc. is consistent with management's focus on Valor. During 1995, 1996 and 1997, the Company has divested itself of its non-core businesses and business segments that were not synergistic with Valor. In December 1995, the Company sold its electronic components and equipment segment, in February 1996, the Company sold its distribution products segment, and in April 1997, the Company sold its 72% interest in Promptus; therefore, the remaining business owned by the Company is Valor.

     Upon the approval of the Name Change Amendment, the Company's officers will have the authority to effect the Name Change Amendment at any time during 1997 as it deems appropriate. The Company's officers will have the authority not to effect the Name Change Amendment in the event that Promptus is not sold, or if other events occur that would make the Name Change Amendment not appropriate. If the Name Change Amendment is not affected, Article First of the Company's Certificate of Incorporation will be revised as follows:

     "FIRST: The name of the corporation is:

     Valor Inc."

     Approval to amend the Company's Certificate of Incorporation to change the name of the Company from GTI Corporation to Valor Inc. requires the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote thereon. Telemetrix PLC, which as of the Record Date beneficially owned 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, collectively, representing approximately 57% of the voting securities, has indicated its intention approve the amendment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM GTI CORPORATION TO VALOR INC.

                                 PROPOSAL FIVE

      APPROVAL OF THE GTI CORPORATION 1996 STOCK OPTION PLAN II FOR A NON-
       EMPLOYEE DIRECTOR FOR 25,000 SHARES OF THE COMPANY'S COMMON STOCK
                           (ITEM 5 ON THE PROXY CARD)

     The Company's stockholders are being asked to approve and adopt the GTI Corporation 1996 Stock Option Plan II For a NonEmployee Director (the "Plan")for 25,000 shares of the Company's Common Stock. The Board of Directors approved the adopted the Plan on December 11, 1996, subject to stockholder approval. The Plan will become effective December 11, 1996 upon such stockholder approval. The Board of Directors believes that the approval and adoption of the Plan are in the best interests of the Company and its stockholders in order to retain and compensate the non-employee director for whom the Plan was created.

     Pursuant to the Plan, on December 11, 1996, Mr. Ken Maud was granted an option for 25,000 shares of the Company's Common Stock at an exercise price of $5.25 per share (the "Grant"), which was the closing price of the Company's Common Stock as quoted on Nasdaq Market National System on December 11, 1996. The Grant is subject to the vote and approval of the Plan by the Company's stockholders. In addition, the NASD By-Laws require stockholder approval for the establishment of the Plan, because the Grant would cause the number of shares of Common Stock underlying options granted to Mr. Maud during the past 12 month period to exceed 25,000 shares. In the event that the stockholders fail to approve the Plan, the Board of Directors will consider alternative means of compensating Mr. Maud in lieu of the Grant.

     See Exhibit 10.1 for a copy of the Plan and section "Directors Compensation -- Non-Employee Director Stock Options" for a summary overview of the Plan.

     Approval of the GTI Corporation 1996 Stock Option Plan II for a Non-Employee Director requires the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote thereon. Telemetrix PLC, which as of the Record Date beneficially owned 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, collectively, representing approximately 57% of the voting securities, has indicated its intention to approve the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE GTI CORPORATION 1996 STOCK OPTION PLAN II FOR A NON-EMPLOYEE DIRECTOR.

                      METHODS AND EXPENSES OF SOLICITATION

     The cost of solicitation of the enclosed form of proxy will be borne by the Company. Solicitation will be made primarily through the use of the mails, but directors, officers and regular employees of the Company may solicit proxies personally, by mail, or by telephone and telegraph. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.


                                   FORM 10-K



     A copy of the Company's annual report for the year ended December 31, 1996 is included with this proxy statement to shareholders entitled to notice of the Meeting. At any shareholder's written request, the Company will provide without charge, a copy of Company's Annual Report on Form 10-K, which incorporates the Company's 1996 annual report to shareholders by reference, as filed with the SEC. If copies of exhibits are requested, a copying charge of $0.15 per page will be charged. All requests should be sent to: Investor Relations, GTI Corporation, 9715 Business Park Avenue, San Diego, California 92131.


                            STOCKHOLDERS' PROPOSALS


     Any stockholder who intends to submit a proposal for action at the 1998 Annual Meeting of Stockholders must provide notice to the Company, which must be received on or before December 10, 1997, in order for the proposal to be included in management's proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders.


                                          By Order of the Board of Directors,

                                          Bruce C. Myers
                                          Secretary


April 9, 1997

San Diego, California

                                                                    EXHIBIT 10.1

                                GTI CORPORATION

                           1996 STOCK OPTION PLAN II
                          FOR A NON-EMPLOYEE DIRECTOR

                                  I.  PURPOSE

     This GTI Corporation 1996 Stock Option Plan II for Non-Employee Directors (the "Plan") is designed to promote the interests of GTI Corporation (the "Corporation") and its stockholders by attracting and retaining highly qualified independent directors through an investment interest in the Corporation's future success.

                              II.   ADMINISTRATION

     The Plan shall be administered by a Committee of at least three (3) persons appointed by the Board of Directors of the Corporation. The Committee shall have the power to grant options, to construe the Plan, to determine all questions arising thereunder, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable, to amend the terms of any outstanding options (subject to applicable legal restrictions and to the consent of the optionee), and to otherwise take any other actions deemed necessary or advisable to carry out the intent and terms of the Plan. The interpretation and construction by the Corporation of any provision of the Plan or of any option granted under it shall be final.

                               III.   ELIGIBILITY

     Each director of the Corporation who, as of the effective date of the Plan (or, if first elected as a director by the stockholders thereafter, as of the effective date of such election), is not otherwise a full-time employee of the corporation (or of any subsidiary of the Corporation) and has not been a full-time employee of the Corporation (or any subsidiary of the Corporation) for all of any part of the preceding fiscal year (an "Eligible Director") shall be eligible to receive, as of the effective date of the Plan, or, if later, the date on which such director becomes an Eligible Director, a grant of stock options to purchase shares of the Corporation's Common Stock under the Plan, as described in Article V.

                IV.  SHARES OF COMMON STOCK SUBJECT TO THE PLAN

     The shares that may be issued under the Plan shall be authorized and unissued shares or treasury shares of the common stock, par value $0.04 per share, of the Corporation (the "Common Stock"). The aggregate number of shares of Common Stock shall be 25,000 shares, unless an adjustment is required in accordance with Article VI or unless subsequently increased by action of the Board of Directors.

     In the event that any outstanding option granted under the Plan expires by reason of lapse of time or is terminated prior to its exercise for any reason, then the shares of Common Stock subject to such unexercised option shall not be charged against this aggregate limit and may again become available as part of the pool of shares of Common Stock for which options under the Plan may be granted.

                               V.  STOCK OPTIONS

     A. Grant of Stock Options. Grants of stock options shall be made under the Plan in accordance with all the terms and conditions contained herein. Each option granted under the Plan shall be evidenced by an option agreement duly executed on behalf of the Corporation and by the director to whom such options is granted, which option agreements may but need not be identical and shall comply with and be subject to the terms and conditions of the Plan.

     B. Term of Options and Effect of Termination. Subject to Section 3(f), but notwithstanding any other provisions of the Plan, no option granted under the Plan shall be exercisable after the expiration of ten years from the date of its grant. In the event that any outstanding option under the Plan expires by reason of lapse of time or is otherwise terminated without exercise for any reason, then the shares of Common Stock subject to any such option which have not been issued pursuant to the exercise of the option shall again become available in the pool of shares of Common Stock for which options under the Plan may be granted.

     C. Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by agreements in such form as the Committee shall from time to time determine, which agreements shall comply with the following terms and conditions:

          1. Each option agreement shall state the number of shares to which the option pertain and the period(s) during which vesting of the options shall occur.

          2. Each option agreement shall state the option price per share, which shall be equal to 100% of the fair market value (as determined under the Plan) of a share of the Common Stock on the date such option is granted.

          3. The option price shall be payable upon the exercise of an option in the legal tender of the United States, or, at the election of the optionee, by surrender to the Corporation of previously owned shares of Common Stock with an aggregate fair market value (on the date of the exercise) equal to the option price to be paid. Upon receipt of payment, the Corporation shall deliver to the optionee (or person entitled to exercise the option) a certificate or certificates for the shares of Common Stock to which the option pertains.

     To the extent that an option has become exercisable, it may, subject to the restrictions and limitations set forth in this Plan and in the option agreement, be exercised in whole or in part. If exercised in part, the unexercised portion of an option shall continue to be held by the optionee and may thereafter be exercised as herein provided.

          4. In the event that an optionee shall cease to be a director of the Corporation for any reason, his option shall be exercisable, to the extent it was exercisable at the date he ceased to be a director, for a period of one year after such date, and shall then terminate.

          5. In the event of the death of an optionee while such optionee is a director of the Corporation or within the one year period after termination of such status during which he is permitted to exercise an option, such option may be exercised within one year of the date of the optionee's death, without regard to the original term of the option, by any person or persons designated by the optionee as the executors or administrators of the optionee's estate or by any person or persons who shall have acquired the option directly from the optionee by his will or the applicable law of descent and distribution.

     D. Non-statutory Stock Options. All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Sections 422A of the Internal Revenue Code, as amended.

     E. Nonassignability. No option shall be assignable or transferable by the optionee except by will or by the laws of the descent and distribution. During the lifetime of the optionee, the option shall be exercisable only by the optionee, and no other person shall acquire any rights therein.

                   VI.  RECAPITALIZATIONS AND REORGANIZATIONS

     In the event that the Committee, in its discretion, shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan or avoid an enlargement of the rights of optionees, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares which thereafter may be optioned and sold under the Plan, (2) the number and kind of shares subject to outstanding options, and (3) the exercise price with respect to any option and/or, if deemed appropriate, make provision for a cash payment to a Participant or a person who has an outstanding option; provided, however, that the number of shares subject to any option shall always be a whole number.

     The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merger or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

                             VII.  TAX WITHHOLDING

     The Corporation shall have the right to require participants to remit to the Corporation an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any shares of Common Stock acquired by the exercise of options granted under the Plan.

                       VIII.  AMENDMENT AND TERM OF PLAN

     A. Amendment of the Plan. The Board of Directors of the Corporation may suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that no such amendment shall alter or impair or diminish any rights or obligations under any option theretofore granted under the Plan without the consent of the person to whom such option was granted.

     B. Term of Plan. No options may be granted under the Plan on or after June 26, 2006, the tenth anniversary of the effective date of the plan and the plan shall terminate on such date. Notwithstanding the foregoing, each option granted under the Plan shall remain in effect until such option has been exercised or terminated in accordance with its terms and the terms of the Plan.

                         IX.  MISCELLANEOUS PROVISIONS

     A. Rights As A Shareholder. An optionee or a transferee of an option shall have no rights as a shareholder with respect to any shares covered by an option until the date of the receipt of payment (including any amounts required by the Corporation pursuant to of Article VII) by the Corporation. No adjustments shall be made as to any option for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date.

     B. Purchase for Investment. Unless the shares of Common Stock to be issued upon exercise of any option granted under the Plan have been effectively registered under the Securities Act of 1933 as now in force or hereafter amended, the Corporation shall be under no obligation to issue any shares of Common Stock covered by any option unless the person who exercises such option, in whole or in part, shall give a written representation and undertaking to the Committee which is satisfactory in form and scope to counsel to the Corporation and upon which, in the option of such counsel, the Corporation may reasonably rely, that he is acquiring the shares of Common Stock issued to him pursuant to such exercise of the option for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares of Common Stock, and that he will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if shares of Common Stock are issued without such registration, a legend to this effect may be endorsed upon the securities so issued.

     C. Other Provisions. The option agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option or restrictions required by any applicable securities laws, as the Committee shall deem advisable.

     D. Definition of "Fair Market Value". For purposes of this Plan, the term "fair market value," when used in reference to the purchase of shares of Common Stock pursuant to the exercise of an option shall be

(a) if the Common Stock is listed on a national securities exchange the closing price of the Common Stock on the relevant date or, if no sale shall have been made on such exchange on that date, on the next preceding day on which there was a sale, or (b) if the Common Stock in the over-the-counter market as quoted on NASDAQ on such date, or (c) if the Common Stock is not then listed on an exchange or quoted on NASDAQ, an amount determined in good faith by the Committee.

     E. Restrictions. All options granted under the Plan shall be subject to the requirement that, if at any time the Corporation shall determine, in its discretion, that the listing, registration or qualification of the shares subject to options granted under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issuance, if any, or purchase of shares in connection therewith, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

     Effective Date of the Plan. The effective date of this Plan shall be December 11, 1996, the date on which the plan was adopted by the Board of Directors. The adoption of the Plan shall be subject to subsequent approval by the stockholders of the Corporation at the next Annual Meeting of the Corporation's Stockholders to the extent such approval is then required by either (i) Securities and Exchange Commission Rule 16b-3 or any other rules or regulations promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities and Exchange Act of 1934, as amended, or (ii) any requirements imposed by the rules of the American Stock Exchange or any other stock exchange on which shares of the Common Stock are then listed.

COMMON STOCK
   PROXY

                                 GTI CORPORATION
                   ANNUAL MEETING OF STOCKHOLDERS MAY 15, 1997

   The undersigned hereby appoints Timothy Curtis, Edmund B. Fitzgerald,
Albert J. Hugo-Martinez, Kenneth Maud and Robert E. Venter, and each of them, with power of substitution in each, as proxies or proxy to represent the undersigned at the Annual Meeting of the Stockholders of GTI Corporation (the "Company") to be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California, on Thursday, May 15, 1997, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote the number of shares of Common Stock, which the undersigned would be entitled to vote if personally present, (a) in the manner designated on the reverse side hereof with respect to the election of directors and the other identified proposals and (b) in their discretion on such other matters as may properly come before the meeting or any adjournments thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees and proposals listed on the reverse side hereof.

       (Continued and to be marked, dated, and signed on the other side.)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


GTI CORPORATION                       ANNUAL MEETING OF STOCKHOLDERS
                                      THURSDAY, MAY 15, 1997
                                      10:00 A.M.
                                      SAN DIEGO MARRIOTT LA JOLLA
                                      4240 LA JOLLA VILLAGE DRIVE
                                      LA JOLLA, CALIFORNIA

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND DESIRE TO HAVE THEIR STOCK VOTED AT THE MEETING ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ABOVE PROXY ON THE REVERSE SIDE AND RETURN THE SAME IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                Please mark
                                                              your votes as /x/
                                                               indicated in
                                                               this example


(1) ELECTION OF DIRECTORS:

Timothy M. Curtis, Edmund B. Fitzgerald, Albert J. Hugo-Martinez,
Kenneth E. Maud, and Robert E. Venter



         FOR ALL
        NOMINEES
    listed except as                    WITHHOLD
   otherwise indicated                  AUTHORITY
     with respect to                 to vote for all           I PLAN TO ATTEND
   individual nominees.              nominees listed.            THIS MEETING

          / /                              / /                       / /


(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE HIS NAME ON THE FOLLOWING LINE.)
                    ---------------------------------------------------------


(2) RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS:
Ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for 1997.

   FOR     AGAINST     ABSTAIN

   / /       / /         / /


(3) Approval to Amend the Company's Certificate of Incorporation to Increase the Number of Authorized Common Stock

     FOR     AGAINST     ABSTAIN

     / /       / /         / /

(4) Approval to Amend the Company's Certificate of
    Incorporation to Change the Name of the Company

     FOR     AGAINST     ABSTAIN

     / /       / /         / /


(5) Approval of the GTI Corporation 1996 Stock
    Option Plan II for a Non-Employee Director

     FOR     AGAINST     ABSTAIN

     / /       / /         / /


                                        DATED:
                                              ---------------------------------

                                              ---------------------------------

                                              ---------------------------------
                                                        Signature(s)

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, guardian, etc., or as officer of a corporation, give full title. For joint accounts obtain both signatures.

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

PREFERRED STOCK
    PROXY

                                 GTI CORPORATION
                   ANNUAL MEETING OF STOCKHOLDERS MAY 15, 1997

   The undersigned hereby appoints Timothy Curtis, Edmund B. Fitzgerald,
Albert J. Hugo-Martinez, Kenneth Maud, and Robert E. Venter, and each of them, with power of substitution in each, as proxies or proxy to represent the undersigned at the Annual Meeting of the Stockholders of GTI Corporation (the "Company") to be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California, on Thursday, May 15, 1997, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote the number of shares of $35.00 Cumulative Convertible Preferred Stock, which the undersigned would be entitled to vote if personally present, (a) in the manner designated on the reverse side hereof with respect to the election of directors and the other identified proposals and (b) in their discretion on such other matters as may properly come before the meeting or any adjournments thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees and proposals listed on the reverse side hereof.

       (Continued and to be marked, dated, and signed on the other side.)

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

GTI CORPORATION                     ANNUAL MEETING OF STOCKHOLDERS
                                    THURSDAY, MAY 15, 1997
                                    10:00 A.M.
                                    SAN DIEGO MARRIOTT LA JOLLA
                                    4240 LA JOLLA VILLAGE DRIVE
                                    LA JOLLA, CALIFORNIA

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND DESIRE TO HAVE THEIR STOCK VOTED AT THE MEETING ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ABOVE PROXY ON THE REVERSE SIDE AND RETURN THE SAME IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                Please mark
                                                              your votes as /x/
                                                               indicated in
                                                               this example


(1) ELECTION OF DIRECTORS:

Timothy M. Curtis, Edmund B. Fitzgerald, Albert J. Hugo-Martinez,
Kenneth E. Maud, and Robert E. Venter



         FOR ALL
        NOMINEES
    listed except as                    WITHHOLD
   otherwise indicated                  AUTHORITY
     with respect to                 to vote for all           I PLAN TO ATTEND
   individual nominees.              nominees listed.            THIS MEETING

          / /                              / /                       / /


(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE HIS NAME ON THE FOLLOWING LINE.)
                    ---------------------------------------------------------


(2) RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS:
Ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for 1997.

   FOR     AGAINST     ABSTAIN

   / /       / /         / /


(3) Approval to Amend the Company's Certificate of Incorporation to Increase the Number of Authorized Common Stock

     FOR     AGAINST     ABSTAIN

     / /       / /         / /

(4) Approval to Amend the Company's Certificate of
    Incorporation to Change the Name of the Company

     FOR     AGAINST     ABSTAIN

     / /       / /         / /


(5) Approval of the GTI Corporation 1996 Stock
    Option Plan II for a Non-Employee Director

     FOR     AGAINST     ABSTAIN

     / /       / /         / /



                                        DATED:
                                              ---------------------------------

                                              ---------------------------------

                                              ---------------------------------
                                                        Signature(s)

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, guardian, etc., or as officer of a corporation, give full title. For joint accounts obtain both signatures.

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -